Exhibit 99.1

IMMEDIATE RELEASE	Investor Contact:	David Tucker
281-406-2370

	Media Contact:	Marianne Gooch
281-406-2212
PARKER DRILLING ANNOUNCES PUBLIC OFFERING OF
COMMON STOCK
Houston, TX, Jan. 18, 2006 — Parker Drilling Company (NYSE: PKD) announced today that it is selling 8,900,000 shares of its common stock pursuant to an effective shelf registration statement. Parker expects the net proceeds from the sale of the shares to be approximately $100 million, after deducting underwriting discounts and commissions, but before the expenses of the offering. Parker also granted to the underwriter a 30-day option to purchase up to an additional 1,335,000 shares of common stock. All of the shares in the offering are being sold by Parker Drilling Company. Lehman Brothers Inc. acted as sole underwriter for the offering.
     Parker intends to use the net proceeds from the offering, together with cash on hand, (i) to invest approximately $50 million in Quail Tools in order to expand and open new rental facilities to service customers operating in the domestic and international land and offshore oil and gas drilling business; (ii) construct two new land rigs for an estimated total cost of $40 million for utilization in international markets; and (iii) construct one new deep drilling barge rig for approximately $35 million for utilization in the transition zones of the U.S. Gulf of Mexico.
     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. Additional information and details with respect to the offering will be included in a prospectus supplement that will be filed with the Securities and Exchange Commission prior to closing. When available, a prospectus supplement and the related prospectus to the offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Monica Castillo.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer,

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
     Parker Drilling is a Houston-based, global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore markets. Parker Drilling also owns Quail Tools, a provider of premium industry rental tools. Parker Drilling employs approximately 3,000 people worldwide and has 47 marketed rigs.
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This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future. These forward-looking statements include the Company’s intention to raise proceeds through the offering and sale of common stock and the Company’s intended use of proceeds of the offering of common stock. The consummation of the offering is subject to customary closing conditions, and there can be no assurance that the Company will complete the offering of the common stock on the anticipated terms or at all. In addition, the Company’s business is subject to the risks described in the Company’s filings with the Securities and Exchange Commission. For a more detailed discussion of risk factors, please refer to the Company’s Registration Statement on Form S-3 filed with the SEC on January 17, 2006. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement